                                                                       EXHIBIT 9

                                             [FILED SEPTEMBER 10 AM 9:14
                                               U.S. DISTRICT COURT N.D.
                                               OF ALABAMA APPEARS HERE]

                      IN THE UNITED STATES DISTRICT COURT
                     FOR THE NORTHERN DISTRICT OF ALABAMA
                               SOUTHERN DIVISION

BIG B, INC.,                      )
                                  )
         Plaintiff,               )
                                  )      CIVIL ACTION NO.
v.                                )
                                  )
RDS ACQUISITION INC.,             )              CV-96-ETC-2446-S
                                  )
           Defendant              )


                               NOTICE OF REMOVAL
                               -----------------

TO:  CLERK, U.S. DISTRICT COURT, NORTHERN DISTRICT OF ALABAMA,
     SOUTHERN DIVISION



     Please take notice that pursuant to 28 U.S.C. (S)(S) 1441, et seq.
                                                               --------
defendant RDS Acquisition Inc. ("RDS"), hereby removes to the United States District Court for the Northern District of Alabama, Southern Division, an action presently pending in the Circuit Court of Jefferson County, Alabama, Bessemer Division, entitled, BIG B. INC. v RDS ACQUISITION INC., Civil Action
                             ----------------------------------
No. 96-796, filed on September 17, 1996, in the Circuit Court of Jefferson County, Alabama, Bessemer Division, upon the following grounds:


     1. This action was commenced by the filing of the Verified Complaint for Temporary Restraining Order, Preliminary and Permanent Injunctions, and Complaint for Declaratory Judgment on September 17, 1996. Copies of all process, pleadings and orders



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served upon RDS or present in the state court clerk's file in this action are attached hereto as Exhibit "A."

     2. There is one named Plaintiff to this action. Plaintiff Big B, Inc. ("Big B") alleges that it is a corporation organized and existing under the laws of the State of Alabama with its principal place of business located at 2600 Morgan Road, S.E., Bessemer, Alabama. Complaint., [P] 1.

     3. There is one named Defendant to this action. Defendant RDS is a Delaware corporation with its principal place of business in Twinsburg, Ohio.

     4. The first notice to the defendant of this action was on September 17, 1996, when defendant RDS received a copy of the complaint. This action is removed within thirty days of notice thereof to RDS, pursuant to 28 U.S.C. (S) 1446(b).

     5.  This Court has jurisdiction over this action pursuant to 28 U.S.C.
(S)1332. In relevant part, 28 U.S.C. section 1441(a) provides that "any civil action brought in a State court of which the district courts of the United States have original jurisdiction, may be removed by the defendant...to the district court of the United States...." Article III, (S)2 of the United States
Constitution confers federal judicial power to controversies between the citizens of different states. Federal district courts are granted original jurisdiction over diversity cases in which the amount in controversy exceeds $50,000.00 28 U.S.C. (S)1332.

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     6.  For purposes of diversity of citizenship federal jurisdiction, diversity exists whenever all of the plaintiffs are of different citizenship than all of the defendants. Lane v. Champion Intern. Corp., 827 F. Supp. 701
                            ------------------------------
(S.D. Ala. 1993) (citing Strawbridge v. Curtiss, 7 U.S. 267 (1806)). This
                         ----------------------
requirement is satisfied here. Big B is an Alabama corporation with its principal place of business in Alabama. RDS is a Delaware corporation with its principal place of business in Twinsburg, Ohio.

     7. In addition to the requirement that parties be diverse citizens, the amount of controversy must exceed $50,000.00. 28 U.S.C. (S)1332. Plaintiff Big B seeks a temporary restraining order, preliminary and permanent injunctions, and a declaratory judgement. "The purpose of an amount in controversy requirement is to ensure the substantiality of the suit itself, not solely the amount which the plaintiff stands to recover." 1 J. Moore, Moore's Federal Practice [P]91[1] at 819 (2 ed. 1991). In a diversity case, the amount in controversy is "measured not by the monetary result of determining the principle involved but by its pecuniary consequence to those involved in the litigation." Thomson v. Gaskill,
                                                            ------------------
315 U.S. 442, 447 (1942). Duderwicz v. Sweerwater Sav. Ass'n. 595 F.2d 1008,
                          ----------------------------------
1014 (5th Cir. 1979). Therefore, in an action for injunctive relief, "it is well established that the amount in controversy is measured by the value of the object of the litigation." Hunt v. Washington State Apple Adv. Comm'n. 432 U.S.
                           ------------------------------------------
333, 347-48 (1977).

     8. In this case, the value of the requested injunctive relief far exceeds the $50,000.00 requirement for diversity. In paragraph fourteen of plaintiff's complaint, plaintiff states that it "will suffer immediate and irreparable injury in that the failure to allow

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inspection of the requested records, by Friday September 20, 1996 requires the
                                                                           ---
imposition of a penalty against Big B not to exceed ten percent (10%) of the
- ----------------------------------------------------------------------------
value of shares owned by RDS pursuant to Section 10-2B-16.02(c)." Complaint,
- ---------------------------------------------------------------

Para. 14 (emphasis added). This penalty could potentially exceed one million dollars. Furthermore, this litigation involves a tender offer for all the outstanding shares of plaintiff's common stock, which has an announced equity value of approximately $330 million dollars. Delay in receiving the information at issue in plaintiff's complaint, and thus compliance with the requested injunction relief, could cost RDS significantly more than the $50,000.00 jurisdictional amount. See In re Ford Motor Co. Bronco II Products Liability
                       --- -------------------------------------------------
Litigation, 1996 WL 257570 (E.D. La. 1996) (value of an injunction for removal
- ----------
may properly be based on defendant's cost of compliance); Earnest V. General
                                                          ------------------
Motors Corp., 1996 WL 224507, at *3 (N.D. Ala. 1996) ("[C]ompliance with the
- -----------
requested relief would cost the defendants much more than fifty thousand dollars. Therefore, the court finds the amount in controversy requirement of 28 U.S.C. S 1332 satisfied").

     9. Because the amount in controversy exceeds $50,000.00 and complete diversity exists, this case is a civil action of which the United States District Courts have original jurisdiction under 28 U.S.C. S 1332(a), and is therefore properly removable pursuant to 28 U.S.C. S 1441.

     10. Pursuant to 28 U.S.C. S 1446(d), a copy of this Notice of Removal is being filed with the Clerk of the Circuit Court of Jefferson County, and served upon counsel for the only adverse party.

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     WHEREFORE, RDS Acquisition Inc. hereby removes this action, now pending in the Circuit Court of Jefferson County, Alabama, Bessemer Division, to this Court pursuant to 28 U.S.C. Section 1441(b) and respectfully requests that this Court take cognizance, accept jurisdiction, and enter such orders or take such steps as may be necessary to effect a true record of such proceedings as may have been had in the Circuit Court of Jefferson County, Alabama, Bessemer Division.



                                      /s/ Hobart A. McWhorter, Jr.
                                      ----------------------------------
                                             Hobart A.. McWhorter, Jr.



                                      /s/ Philip J. Carroll, III
                                      ----------------------------------
                                             Philip J. Carroll, III



                                      /s/ Matthew A. Aiken
                                      ----------------------------------
                                             Matthew A. Aiken



                                               Attorneys for
                                            RDS Acquisition Inc.


OF COUNSEL:
BRADLEY, ARANT, ROSE & WHITE
P.O. Box 830709
Birmingham, Alabama 35283-0709
(205) 521-8000




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                            CERTIFICATE OF SERVICE
                            ----------------------


       I hereby certify that I have this date served the foregoing Notice of Removal on Kaye H. Turberville, Esq., Sirote & Permutt, P.C., 2222 Arlington Avenue South, Birmingham, Alabama 35255 by delivering a copy of same to her on this 18 day of September, 1996.
     --


                                                [SIGNATURE APPEARS HERE]
                                                --------------------------
                                                            OF COUNSEL




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